Exhibit 99.1

SpyGlass Pharma Announces Closing of Initial Public Offering and Exercise in Full of the Underwriters’ Option to Purchase Additional Shares
ALISO VIEJO, Calif., Feb. 09, 2026 – SpyGlass Pharma, Inc. (Nasdaq: SGP) (“SpyGlass Pharma”), a late-stage biopharmaceutical company, today announced the closing of its initial public offering of 10,781,250 shares of its common stock, which includes the exercise in full of the underwriters’ option to purchase 1,406,250 additional shares of its common stock, at a public offering price of $16.00 per share. The aggregate gross proceeds from the offering were $172.5 million, before deducting underwriting discounts and commissions and other offering expenses payable by SpyGlass Pharma. All shares of common stock were offered by SpyGlass Pharma. SpyGlass Pharma’s common stock began trading on the Nasdaq Global Select Market under the ticker symbol “SGP” on February 6, 2026.
Jefferies, Leerink Partners, Citigroup and Stifel acted as joint book-running managers for the offering.
A registration statement relating to the offering has been filed with the Securities and Exchange Commission and became effective on January 30, 2026. The offering was made only by means of a prospectus. Copies of the final prospectus related to the offering are available at www.sec.gov. Copies of the final prospectus may also be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, by telephone at (877) 821-7388 or by email at Prospectus_Department@Jefferies.com; Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525 ext. 6105 or by email at syndicate@leerink.com; Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146; or Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, California 94104, by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.
About SpyGlass Pharma
SpyGlass Pharma is a late-stage biopharmaceutical company dedicated to transforming the treatment paradigm for patients living with chronic eye conditions through long-acting, sustained drug delivery of approved medicines. The company’s mission is to significantly improve the lives of patients with chronic eye conditions by developing durable drug delivery solutions that can empower patients and surgeons with confidence in long-term disease control and vision preservation.
The SpyGlass Pharma platform, a novel, non-bioerodible drug delivery technology, is designed to be used with various well-established, approved medicines, including bimatoprost and other small molecules, providing flexibility to potentially treat a range of conditions in the front and back of the eye.
The company was founded in 2019 by Malik Y. Kahook, M.D. and Glenn Sussman to solve the lack of ophthalmic innovations that capitalize on durable treatment options. The SpyGlass Pharma platform was originally developed in the Sue Anschutz-Rodgers Eye Center at the University of Colorado Anschutz School of Medicine.
Media Contact:
Nami Surendranath
+1 (212) 418-8981
nsurendranath@dnacommunications.com
Investor Contact:
Ami Bavishi or Nick Colangelo
Gilmartin Group LLC
investors@spyglasspharma.com